Exhibit 21





                                  SUBSIDIARIES


          The following corporations are subsidiaries of Hagler Bailly, Inc.:

                Hagler Bailly Services, Inc. -- a Delaware Corporation

                Hagler Bailly Consulting, Inc. -- a Delaware Corporation

                HB Capital, Inc. -- a Delaware Corporation

                Hagler Bailly Texas, Inc. -- a Texas Corporation (a subsidiary of Hagler Bailly Consulting, Inc.)